Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synaptics Incorporated:

We consent to the use of our report dated August 21, 2020 with respect to the consolidated balance sheets of Synaptics Incorporated as of June 27, 2020, and June 29, 2019 and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity and cash flows for each of the years in the three-year period ended June 27, 2020, and the related notes (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 27, 2020, incorporated by reference herein.

/s/ KPMG LLP

Santa Clara, California
November 2, 2020